Exhibit 99.1    Press release, dated February 8, 2019, issued by Mettler-Toledo International Inc.

FOR IMMEDIATE RELEASE

METTLER-TOLEDO INTERNATIONAL INC. NOMINATES MARCO GADOLA
FOR ELECTION TO BOARD OF DIRECTORS

COLUMBUS, Ohio - February 8, 2019 - Mettler-Toledo International Inc. (NYSE:MTD) announced today that Marco Gadola has been nominated for election to its Board of Directors at the 2019 Annual Shareholder Meeting in May.
Since 2013, Mr. Gadola has been the Chief Executive Officer of Switzerland-based Straumann AG, a global leader in implantable, restorative, and regenerative dentistry. He will retire as CEO by the end of 2019 and will be nominated for election to the Board of Directors of Straumann AG at its Annual General Meeting in April 2020. Earlier in his career, Mr. Gadola served as Chief Financial Officer and Executive Vice President of Operations at Straumann AG. He was also Regional CEO, Asia Pacific, of Panalpina World Transport, a leading freight forwarding and contract logistics company, and held executive finance positions at Hilti and Hero Group.
Robert F. Spoerry, Chairman of the Board, stated, "Marco has a track record of leading successful and highly innovative global companies in many different industries. Under his leadership, Straumann AG became the global market leader in its field and achieved excellent operating margins. His leadership expertise spans across R&D, operations, sales and marketing, and finance. His extensive international experience includes working in Europe, North America, Latin America, and Asia. We look forward to his successful election and believe he will be a great contributor to our Board of Directors."

METTLER TOLEDO (NYSE: MTD) is a leading global supplier of precision instruments and services. We have strong leadership positions in all of our businesses and believe we hold global number-one market positions in most of them. We are recognized as an innovation leader and our solutions are critical in key R&D, quality control, and manufacturing processes for customers in a wide range of industries including life sciences, food, and chemicals. Our sales and service network is one of the most extensive in the industry. Our products are sold in more than 140 countries and we have a direct presence in approximately 40 countries. With proven growth strategies and a focus on execution, we have achieved a long-term track record of strong financial performance. For more information, please visit www.mt.com.